Exhibit 23.15

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 87242, as amended pursuant to Rule 462(b) under the Securities Act of 1933) and related prospectus of Entertainment Properties Trust for the registration of $81,000,000 in securities and to the incorporation by reference therein of our report dated March 28, 2002, with respect to the consolidated financial statements and schedule of Entertainment Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                ERNST & YOUNG LLP


Kansas City, Missouri
September 10, 2003